PACE HEALTH MANAGEMENT SYSTEMS ANNOUNCES APPROVAL OF REVERSE SPLIT AND NAME CHANGE

La Plata, Maryland: March 14, 2006. Pace Health Management Systems, Inc. (OTCBB: PCES) announced that its shareholders approved a Plan of Recapitalization at a special meeting held March 13, 2007, which includes a name change to Conmed Healthcare Management, Inc. and a one for twenty reverse stock split. Conmed’s common stock is expected to trade on the OTCBB under the symbol “CMHM” beginning on March 15, 2007.

Pursuant to the Plan of Recapitalization, Pace has effected and implemented the following:

•	a reverse split of 1 share for each 20 shares of common stock;
•	a change in its name to “Conmed Healthcare Management, Inc.”;
•
conversion of Pace’s existing Series A Preferred Stock into 4,584,196 shares of common stock (immediately after the 1 for 20 reverse stock split) in exchange for conversion and waiver of remaining accrued and unpaid dividends;

•	reincorporation in the state of Delaware via a merger into Pace’s wholly owned subsidiary.

As a result of the Plan of Recapitalization, in addition to the Series A Preferred Stock, all of Conmed’s outstanding Series B Preferred Stock and Series C Preferred Stock converted into shares of common stock. Additionally, at the special meeting, Conmed’s shareholders approved a stock option plan and elected Richard Turner, John Pappajohn and Edward B. Berger as directors.

“We are pleased the shareholders have approved the Plan of Recapitalization,” said Dr. Richard W. Turner, the President and CEO of Conmed. “We believe the simplified capitalization structure, our reincorporation in the State of Delaware and the name change are essential in positioning Conmed to compete effectively in the correctional health care market.”

As a result of the reverse split and the conversion of all the outstanding preferred stock, the total number of Conmed common shares outstanding will be approximately 11,800,000. No preferred shares will be outstanding.

A Current Report on Form 8-K providing further details on the Plan of Recapitalization and its approval will be filed by Conmed on or prior to March 19, 2007.

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services 17 detention centers and facilities at the county level throughout the United States. Conmed’s services have expanded to include mental health, pharmacy and out-of-facility healthcare expenses.

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control.

CONTACT:	Conmed Healthcare Management, Inc, Thomas W. Fry Chief Financial Officer 301-609-8460 tfry@conmed-inc.com

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